EXHIBIT 99.1

News Release

April 6, 2009
Contact:	TOM LAMPEN, CHOICEONE BANK (616) 887-2339 TLAMPEN@CHOICEONE.COM

ChoiceOne Financial Declines Participation In TARP Capital Purchase Program

Sparta, Michigan - ChoiceOne Financial Services, Inc. (ChoiceOne) announced that the company has determined not to accept a $9,646,000 capital investment as part of the U.S. Treasury's Capital Purchase Program (CPP). The CPP is part of the $700 billion Troubled Asset Relief Program (TARP) established by the Emergency Economic Stabilization Act. ChoiceOne was notified on March 6, 2009 that it had been approved for CPP funds.

James Bosserd, President and Chief Executive Officer of ChoiceOne, stated "we believed that we needed to submit an application for the CPP funds given the uncertainties in the marketplace in late 2008 to allow us the option of accepting these funds. We believe that the CPP is a good program that is available to qualified banks to build capital. Our Board of Directors and management carefully considered all the aspects of the funding for which we were approved. We decided that the cost of the investment, the restrictions placed upon us if we accepted the funds, and potential dilution of existing shareholders outweighed the benefits of the funds. Therefore, we have informed our primary regulator and the U.S. Treasury that ChoiceOne will not participate in the CPP. Significant changes are still being experienced in our Michigan economy, but we believe that we have been able to generate sufficient operating income to meet our current and future capital needs."

ChoiceOne Financial Services, Inc. is a bank holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates thirteen full service offices in various counties in Western Michigan. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit ChoiceOne's website at www.choiceone.com.

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EDITORS NOTE: Media interviews with ChoiceOne executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.